FINAL - FOR IMMEDIATE RELEASE

Editorial Contacts:

Heidi Gilmore	Erica McShane
Segue Software, Inc.	PAN Communications
heidig@segue.com	segue@pancomm.com
+1.781.402.5873	+1.978.474.1900

SEGUE SOFTWARE REPORTS CONTINUED GROWTH AND PROFITABILITY

Third Quarter Revenues Increase 20%

LEXINGTON, MASS., — October 26, 2004 — Segue Software, Inc. (NASDAQ -SCM: SEGU), a leader in software quality optimization, today announced that net revenues for the third quarter ended September 30, 2004, totaled $8.4 million, an increase of 20% over the $7.0 million reported in the third quarter of 2003. Software license revenues increased 25% over the same period, to $3.8 million in this year’s third quarter. The 2004 third quarter net income applicable to common shares rose to $703,000, or $0.07 per diluted share, as compared to a year-earlier loss of $193,000, or $0.02 per diluted share.

For the nine months ended September 30, 2004, the Company recorded net revenues of $24.5 million, up 13% from the year-ago period, and software license revenues of $10.9 million, up 15% from the comparable period in 2003. Net income applicable to common shares for the first three quarters totaled $1.2 million, or $0.11 per diluted share, compared to a net loss of $839,000, or $0.09 per diluted share, for the same period in 2003.

“We are very pleased that our efforts to focus the Company’s resources on achieving three strategic priorities – profitable revenue growth, market-driven product innovations and maximizing selective partnerships and alliances – are generating the desired results,” said Joseph Krivickas, president and chief executive officer. “We produced our most profitable quarter since 2002 through solid revenue growth and stringent cost controls. This strong financial performance also contributed to the steady increase in our cash balance to $9.9 million as of September 30, 2004, from $9.2 million at the end of the second quarter of 2004 and $6.2 million a year ago.”

“The achievement of our financial goals also reflects our progress in product development and partnering efforts and confirms that our turnaround efforts are finding success,” continued Mr. Krivickas. “During the past quarter, we announced the formation of Segue’s Customer Advisory Council; a group comprised of top software quality executives representing some of the world’s most prestigious enterprises. The goal of this group is to provide continuing, direct feedback to the Company that will enable us to evolve the Segue product portfolio to best serve the needs of global corporations seeking more effective ways to deploy high quality software applications, reduce business risk and increase return on investment.”

Business highlights announced during the third quarter of 2004 included the following:

➢	Awarded Technology Partner of the Year by Borland Software

➢	Launched a Webinar series promoting Best Practices for Software Quality Optimization

➢	Increased penetration of financial services industry, based upon growing demand

➢	SilkPerformer® 6.5 recognized by InfoWorld as one of the most powerful, comprehensive and easy-to-use application testing solutions available today

➢	Increased global presence with the opening of Segue offices in Barcelona, Spain, supporting customers and partners in Europe, the Middle East and Africa; and in Bangalore, India, serving the Asia Pacific region

Segue Reports Continued Growth and Profitability	October 26, 2004

ARTICLE III - Conference Call and Webcast

As previously announced, the Company will hold a conference call today at 4:45 p.m. EDT to discuss financial results. Participants should dial 1-800-247-9979 or internationally, +1-973-409-9254. The call can also be accessed via webcast on Segue’s Web site at http://www.segue.com on the “About Segue/Investor Relations” page. The Internet broadcast will be available live and an archived replay will be available for one year.

About Segue Software

Segue Software, Inc. (NASDAQ-SCM: SEGU) is a global expert in delivering solutions to define, measure, manage and maintain software quality throughout the entire software application lifecycle. Segue’s Quality Optimization solutions help companies reduce business risk, ensure the deployment of high quality software and increase return on investment. Leading businesses around the world, including many of the Fortune 500, rely on Segue’s innovative Silk family of products to protect their business service levels, competitive edge and brand reputation. Headquartered in Lexington, Mass., with offices across North America and Europe, Segue can be reached at +1-781-402-1000 or www.segue.com.

This press release may contain forward-looking statements, such as our strategic priorities for 2004. Forward looking statements are statements which contain predictions or projections of future events or performance, and often contain words such as “anticipates”, “can”, “estimates”, “believe”, “expects”, “projects”, “will”, “might”, or other words indicating a statement about the future. The Company notes that any such forward-looking statements are subject to change and are not guarantees of future performance, and that actual results may differ materially from any such predictions or projections, based on various important factors and including, without limitation, the ability of the Company to continue to achieve positive cash flow and sustain profitability in this difficult economic and business climate; the ability of the Company to close large enterprise orders; the Company’s transition to a new management team; the timing and success of introductions of our new products; continued growth in license revenue; new products and announcements from other companies; the Company’s continued access to capital; and changes in technology and industry standards. Additional information on the factors that could affect the Company’s business and financial results is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

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Segue and SilkPerformer are registered trademarks of Segue Software, Inc.

Financial Tables Follow.

Segue Reports Continued Growth and Profitability	October 26, 2004

Segue Software, Inc.
Consolidated Condensed Balance Sheets
(In thousands, except per share data)
(Unaudited)

	September 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$9,922	$7,495
Accounts receivable, net of allowances of $211 and $268, respectively	5,257	5,607
Other current assets	1,280	1,021

Total current assets	16,459	14,123
Property and equipment, net	714	1,069
Goodwill, net	1,506	1,506
Other assets	941	939

Total assets	$19,620	$17,637

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$671	$1,004
Accrued compensation and benefits	1,682	1,931
Accrued lease obligations on excess space	1,191	1,554
Accrued expenses	1,048	851
Deferred revenue	9,494	9,015

Total current liabilities	14,086	14,355
Stockholders’ equity:
Preferred stock, par value $.01 per share; 9,000 shares authorized; 869 and 819 shares of Series B and 538 and 508 shares of Series C preferred stock issued and outstanding, respectively	4,303	3,884
Common stock, par value $.01 per share; 30,000 shares authorized; 10,160 and 9,926 shares issued, respectively	102	100
Additional paid-in capital	58,311	58,160
Cumulative translation adjustment	294	309
Unearned Compensation	(50)	—
Accumulated deficit	(56,826)	(58,571)

	6,134	3,882
Less treasury stock, at cost, 145 shares	(600)	(600)

Total stockholders’ equity	5,534	3,282

Total liabilities and stockholders’ equity	$19,620	$17,637

Segue Reports Continued Growth and Profitability	October 26, 2004

Segue Software, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share data)
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenue:
Software	$3,766	$3,003	$10,938	$9,516
Services	4,711	4,055	13,659	12,281

Gross revenue	8,477	7,058	24,597	21,797
Less vendor consideration to a customer	(46)	(41)	(104)	(136)

Net revenue	8,431	7,017	24,493	21,661
Cost of revenue:
Cost of software	82	109	259	284
Cost of services	1,217	1,256	3,823	3,784

Total cost of revenue	1,299	1,365	4,082	4,068
Gross margin	7,132	5,652	20,411	17,593
Operating expenses:
Sales and marketing	3,478	3,462	10,439	10,564
Research and development	1,550	1,419	4,835	4,334
General and administrative	1,176	912	3,404	3,263

Total operating expenses	6,204	5,793	18,678	18,161

Income (loss) from operations	928	(141)	1,733	(568)
Other Income	—	—	15	—
Interest Income	23	11	60	38

Income (loss) before provision for income taxes	951	(130)	1,808	(530)
Provision (credit) for income taxes	61	(16)	63	108

Net income (loss)	890	(114)	1,745	(638)
Dividends due on preferred stock	(187)	(79)	(527)	(201)

Net income (loss) applicable to common shares	$703	$(193)	$1,218	$(839)

Net income (loss) per share - Basic	$0.07	$(0.02)	$0.12	$(0.09)
Net income (loss) per share - Diluted	$0.07	$(0.02)	$0.11	$(0.09)
Weighted average common shares outstanding - Basic	9,962	9,745	9,827	9,704
Weighted average common shares outstanding - Diluted*	10,604	9,745	10,622	9,704

* The assumed conversion of preferred shares into common shares is not included because their inclusion would be anti-dilutive.